Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statement:

1)	Registration Statement (Form F-3ASR No. 333-196187) of Grupo Financiero Santander México, S.A.B. de C.V.

of our reports dated April 22, 2015, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Grupo Financiero Santander México, S.A.B. de C.V., included in this Annual Report on Form 20-F for the year ended December 31, 2014.

Mexico City, Mexico
April 30, 2015

/s/ Ricardo A. García Chagoyán
C.P.C. Ricardo A. García Chagoyán

Galaz, Yamazaki, Ruiz Urquiza, S. C.
Member of Deloitte Touche Tohmatsu Limited